UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	November 2, 2007

FIVE STAR PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-25869	13-3729186
(Commission File Number)	(IRS Employer Identification No.)

10 East 40th Street, Suite 3110, New York, NY	10016
(Address of Principal Executive Offices)	(Zip Code)

(646) 742−1600
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 2, 2007, the Board of Directors of Five Star Products, Inc. (the “Company”), pursuant to Article III, Sections 2 and 3 of the Company’s By-laws, expanded the size of the Company’s board of directors (the “Board”) from four to five directors and filled the vacancy created thereby by electing Harvey P. Eisen, 64, to serve as a director.

Mr. Eisen will not receive any compensation for his service as a director.  Mr. Eisen currently serves as Chairman of the Board and Chief Executive Officer of National Patent Development Company (“NPDC”), which owns a majority of the outstanding common stock of the Company, and receives compensation from NPDC for such service.

NPDC is a party to an agreement with Bedford Oak Partners, L.P. (“Bedford Oak”), an entity controlled by Mr. Eisen that is a greater than five percent shareholder of the Company, dated November 12, 2004 (the “Bedford Oak Agreement”), pursuant to which NPDC borrowed funds from Bedford Oak to facilitate NPDC’s exercise of an option to purchase convertible preferred shares of Valera Pharmaceuticals, Inc., a Delaware corporation (“Valera”).  Pursuant to the Bedford Oak Agreement, NPDC borrowed approximately $1,060,000 from Bedford Oak and approximately $530,000 from Jerome I. Feldman, the former Chairman and Chief Executive Officer of the Company, to exercise NPDC’s option to purchase 2,068,966 shares of Series B Convertible Preferred Shares of Valera (the “Purchased Shares”) for an aggregate price of $1,590,000.  The loans bore interest at six percent per annum, were to mature on October 31, 2009, and were secured by all shares of Valera owned by NPDC, including the Purchased Shares.

On January 20, 2005, the loans were repaid, including interest of $10,217 and $5,682 for Bedford Oak and Mr. Feldman, respectively.  As a result of the public offering by Valera and taking into account a 1 for 6 reverse stock split and the effect of the accrued dividends, the Purchased Shares automatically converted into 404,004 shares of Valera common stock.  Bedford Oak and Mr. Feldman were then entitled to receive 50% of any profit received by NPDC from the sale of such shares in excess of $3.94 per share.  Effective April 18, 2007, all of the outstanding common stock of Valera was acquired by Indevus Pharmaceuticals, Inc., a Delaware corporation (“Indevus”). Under the transaction agreement, at the effective time of the transaction, each share of Valera common stock outstanding immediately prior to the effective time was exchanged for 1.1337 shares of Indevus common stock.

The Company sold all of its 2,639,482 shares of Indevus common stock in open market transactions by the close of trading on September 12, 2007 for an aggregate of approximately $17,598,000, net of commissions and brokerage fees.  Pursuant to the Bedford Oak Agreement, Bedford Oak and Mr. Feldman were entitled to (i) receive an aggregate of approximately $922,000 of the proceeds of the sales and (ii) participate in 50% of the profits earned on 19.51% of shares of Indevus common stock received by the Company upon conversion of the Contingent Stock Rights (defined below), if any, at such time as such shares are sold by the Company.  The approximately $922,000 in sales proceeds have been paid to Bedford Oak and Mr. Feldman.

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NPDC continues to hold contingent stock rights (the “Contingent Stock Rights”) for certain products in development by Indevus that will become convertible into shares of Indevus common stock to the extent specific milestones with respect to each product are achieved.  If all milestones are achieved, NPDC will receive $2,070,670 and $3,106,005, respectively, worth of shares of Indevus common stock upon conversion of the Contingent Stock Rights, a portion of which would be payable by NPDC to Bedford Oak and Mr. Feldman as described above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIVE STAR PRODUCTS, INC.

Date: November 7, 2007	By:	/s/ IRA J. SOBOTKO
		Name:	Ira J. Sobotko
		Title:	Senior Vice President, Finance, Secretary & Treasurer

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